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Exhibit 10.51.1

                                   PROMISSORY NOTE

     $1,500,000.00                Las Vegas, Nevada            January 16, 1998

          FOR VALUE RECEIVED, the undersigned, T-West Sales & Service, Inc., a Nevada corporation (hereinafter referred to as the "Maker"), promises to pay to the order of R. Douglas Spedding (sometimes hereinafter referred to as the "Holder"), at 32 Princeville Lane, Las Vegas, Nevada, or at such other place as the Holder from time to time designate in writing, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND N0/100 DOLLARS ($1,500,000.00) or, if less, the total of advances from time to time made hereon and remaining outstanding, in legal and lawful money of the United States of America, together with interest on the principal outstanding from time to time prior to maturity at nine percent (9%) per annum. Interest shall be calculated on the total number of days elapsed and shall be based on a 360-day year. In no event shall the rate of interest charged on this Note exceed the highest nonusurious rate of interest permitted by applicable law (the "Highest Lawful Rate"). Matured unpaid principal and interest shall bear interest until paid at the Highest Lawful Rate.

     The principal and interest hereof shall be due and payable on or before June 1, 1998.

     Advances of principal may be made hereunder at any time prior to maturity, provided the advance does not cause the outstanding principal balance of this Note to exceed the Monthly Borrowing Base (hereinafter defined) for the month in which such advance request is made. "Monthly Borrowing Base" for each month shall mean the lesser of (a) $1,500,000, or
(b) an amount equal to sixty percent (60%) of the aggregate value of Maker's used car inventory as shown on that month's financial statements as prepared by Maker, less any floor plan indebtedness on such used car inventory. In the event the outstanding principal balance of this Note on February 10, 1998, or on the 10th day of any month thereafter exceeds the Monthly Borrowing Base for such month, Maker shall promptly reduce the outstanding principal balance of this Note to an amount equal to or less than the Monthly Borrowing Base for such month. Advances and payments hereon shall be evidenced by posting the same to the records of the Holder, and such entries shall be prima facie evidence of the amount owing on this Note. Interest shall accrue on principal amounts advanced hereunder only from the dates the respective principal amounts are advanced. Prepayments may be made in any amount at any time prior to maturity without premium or penalty, and interest shall cease to accrue on all principal amounts prepaid. Prepayments shall be applied first to accrued interest and then toward the reduction of principal. Amounts prepaid may be reborrowed if Maker is not in default hereunder or under the Security Agreement (hereinafter defined).

     The payment hereof is secured by a Security Agreement (the "Security Agreement") of even date herewith by and between the Maker and Holder covering Maker's used car inventory.

     It is expressly provided that default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or failure to carry out the other terms hereof, or failure to keep, observe, and perform any of the covenants, conditions, or agreements contained in, or the occurrence of any event of default under, the Security Agreement, or any other instrument now or hereafter taken to secure this Note or executed in connection with the loan evidenced hereby, shall authorize the Holder, at its election, and without notice to any person liable hereunder, to declare the indebtedness evidenced by this Note and the entire indebtedness secured by the instruments securing this Note to be immediately due and payable, and shall authorize the Holder to exercise all remedies provided hereunder, under the Security Agreement, or any other instrument now or hereafter taken as security herefor, or at law or in equity. No

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delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed in connection herewith shall operate as a waiver thereof. The exercise of, or failure to exercise, any right or remedy shall not constitute a waiver or release of such right or remedy or of any other right or remedy.

      The Maker hereof and each surety, endorser, and guarantor of this Note or any part hereof, and any other party liable or to become liable on this Note or any part hereof, severally (1) waive demand for payment, presentation for payment, protest, all notices (including, without limitation, notice of dishonor, notice of protest, notice of intent to accelerate the maturity, and notice of acceleration of the maturity), diligence in collecting and the bringing of suit against any party, as to this Note and as to each, every, and all installments hereof; and (2) consent to all renewals, extensions, rearrangements, and modifications of, partial payments on, and releases or substitutions of security for, this Note or any part hereof, with or without notice, before or after maturity, without releasing any of their liability hereon.

     If this Note is placed in the hands of an attorney for collection or if collection is attempted by suit or through probate, bankruptcy, insolvency, or other judicial proceedings, the Maker agrees to pay the collection expenses of the Holder, including reasonable attorneys' fees. In the event judgment is rendered on any indebtedness evidenced by this Note such amount shall bear interest at the Highest Lawful Rate.

          It is the intention of Holder and the Maker hereof that this Note and all provisions hereof and of all documents securing this Note conform in all respects to applicable law so that no payment of interest or other sum construed to be interest shall exceed the Highest Lawful Rate. In determining the rate of interest paid or payable under this Note or any document securing the same, all funds paid or to be paid as interest or construed to be interest shall be prorated, allocated, or spread as permitted under applicable law. If, through any circumstance, the contract of Maker and Holder would result in exceeding the Highest Lawful Rate, or if the Maker pays any sum as interest or construed to be interest in excess of such rate, then (1) the amount contracted for shall be automatically reduced to the Highest Lawful Rate, and (2) the amount of excess interest paid shall be applied to the reduction of the principal balance of this Note, if any, and if the principal balance has been fully paid, the excess interest shall be refunded to the Maker and Maker agrees to accept such refund. Thereupon, to the extent permitted by law, the Holder shall not be subject to any penalty provided for the contracting for, charging, or receiving of interest in excess of such Highest Lawful Rate, regardless of when or the circumstances under which such refund or application was made.

                                       T-WEST SALES & SERVICE, INC.,
                                       a Nevada corporation



                                   By:
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                                        Robert W. Hall, Vice President



                                       GUARANTY

          FOR VALUE RECEIVED, Cross-Continent Auto Retailers, Inc. guarantees payment of this Note according to its terms.

                                       CROSS-CONTINENT AUTO RETAILERS, INC.,
                                       a Delaware corporation

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                                   By:
                                       ---------------------------------------
                                        Bill Gilliland,
                                        Chairman and Chief Executive Officer


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